                            BENEFIT PROTECTION TRUST



                                      among



                               DIME BANCORP, INC.,



                     THE DIME SAVINGS BANK OF NEW YORK, FSB



                                       and


                            HSBC Bank USA, as Trustee

       BENEFIT PROTECTION TRUST AGREEMENT (the "Trust Agreement"), dated as of May 18, 2000, by and among THE DIME SAVINGS BANK OF NEW YORK, FSB, a federal savings bank with its executive offices at 589 Fifth Avenue, New York, New York 10017 (the "Bank"), DIME BANCORP, INC., a Delaware corporation with its executive offices at 589 Fifth Avenue, New York, NY 10017 (the "Company"), and HSBC Bank USA, a banking association with an office at 140 Broadway, New York, New York 10005 (the "Trustee").

       WHEREAS, the Bank is at the date hereof a wholly-owned subsidiary of the Company (the Bank and the Company being collectively referred to herein as the "Dime"); and

       WHEREAS, the Covered Arrangements (as defined in Section 1.5 of this Trust Agreement) provide for the payment of certain benefits (the "Benefits") to certain Participants and their Beneficiaries (as defined in Section 1.5 of this Trust Agreement); and

       WHEREAS, the Bank and the Trustee wish to enter into this Trust Agreement to establish a trust (the "Trust"), to which contributions will be made for the purpose of providing a source of funds to aid Participants and Beneficiaries in proceeding with any valid claim for benefits under the Covered Arrangements which are not timely provided by the Dime following an Irrevocable Election or Change in Control; and

       WHEREAS, the cash and property to be contributed to the Trust by the Bank has been and shall continue to be subject to the claims of the Bank's creditors in the event the Bank becomes Insolvent, as herein defined, until paid in accordance with the terms of this Trust; and

       WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of any Covered Arrangement as an unfunded plan or agreement, and the assets of the Trust shall not constitute plan assets, within the meaning of the Employee Retirement Income Security Act of 1974, as amended, of any Covered Arrangement; and

       WHEREAS, the Trust is intended to be a "grantor trust" with the corpus and income of the Trust treated as assets and income of the Bank for federal income tax purposes pursuant to Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be construed accordingly;

       NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Bank, the Company and the Trustee agree as follows:

                                   ARTICLE I

                             Establishment of Trust

        1.1 Trust Fund. The Bank hereby establishes the Trust with the Trustee, consisting of such sums of money, policies of life insurance, and other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee (the "Contributions"). All such Contributions, all investments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the "Trust Fund." The Trust Fund shall be held by the Trustee in trust separate and apart from other funds of the Bank and shall be applied in accordance with the provisions of this Trust Agreement. The Trust Fund shall at all times be subject to the claims of general creditors of the Bank, as provided in Article
XII. Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under this Trust Agreement shall be mere unsecured contractual rights of the Participants and their Beneficiaries against the Bank.

        1.2 Irrevocability. The Trust shall be irrevocable, and except as provided in Article XII, the assets of the Trust shall be held for the exclusive purposes of providing legal assistance to Participants and Beneficiaries in proceeding with any valid claim for Benefits under the Covered Arrangements and defraying expenses of the Trust in accordance with the provisions of this Trust Agreement. Except as expressly provided in this Trust Agreement, no part of the income or corpus of the Trust Fund shall be recoverable by or applied for the benefit of the Bank or its creditors.



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

        1.3 Inalienability of Interests. No interest, right or claim in or to any part of this Trust Agreement shall be sold, anticipated, transferred, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution or other legal or equitable process, except as required by law.

        1.4 Acceptance by the Trustee. The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust Agreement.

        1.5 Description of Covered Arrangements, Participants and Beneficiaries. (a) The Trust shall serve to accumulate amounts for the purpose of providing legal assistance to Participants and Beneficiaries in proceeding with any Valid Claim (as defined in Section 5.1(b)(ii)) for benefits under a Covered Arrangement. As used in this Trust Agreement: 1.3.1. the term "Covered Arrangement" shall include any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare benefit, severance or other plan, agreement, policy or arrangement in existence at the time of an Irrevocable Election or Change in Control for the benefit of any one or more officers or employees of Dime; provided, however, that: (i) neither the trust under the Amended and Restated Umbrella Trust Agreement, dated as of May 18, 2000, among the Company, the Bank and HSBC Bank USA, as Trustee, with respect to the Covered Arrangements of the Bank and Related Entities (including any subsequent amendments or successor agreements thereto) (the "Executive Trust") nor the trust under the Umbrella Trust Agreement, dated as of May 18, 2000, among the Company, the Bank and HSBC Bank USA, as Trustee, with respect to the Designated Arrangements of the Bank and Related Entities (including any subsequent amendments or successor agreements thereto) (the "Broad-Based Trust" and, each of the Executive Trust, the Director Trust (as defined in Section 8.2(b)) and the Broad-Based Trust, an "Umbrella Trust") shall be deemed to be a Covered Arrangement hereunder; and
(ii) there shall be excluded from the Covered Arrangements any plan, agreement, policy or arrangement that is defined as a "Covered Arrangement" under the Executive Trust or as a "Designated Arrangement" under the Broad-Based Trust (provided, (A) that if under the terms of such Umbrella Trusts, only certain of the benefits under the "Covered Arrangements" or the "Designated Arrangements," as the case may be, referred to therein are payable under the terms of such Umbrella Trusts, then only the benefits so payable shall be excluded from the Covered Arrangements under this Trust and (B) that if any portion of any benefits under the "Covered Arrangements" or the "Designated Arrangements," as the case may be, referred to therein are not paid by such Umbrella Trusts due to such Umbrella Trusts' lack of funds for such payment, then only the portion of such benefits that are paid by such Umbrella Trusts shall be excluded from the Covered Arrangements under this Trust. For purposes of this Section 1.5, the term "Dime" shall mean the Company, any successor thereto and each other entity that is a direct or indirect subsidiary of the Company or a successor thereto, in each such case at the time of such Irrevocable Election or Change in

Control, but shall not include any entity that is not a subsidiary of the Company or a successor thereto at such time, notwithstanding that it was formerly, or subsequently becomes, a subsidiary of the Company or a successor thereto.

                (b) The term "Participant" shall mean any person who at the time of an Irrevocable Election or Change of Control, or at any time prior thereto, is or was an officer or employee of Dime (as defined in paragraph (a) of this Section 1.5) and at such time is or could become entitled to any benefit pursuant to, or otherwise could be deemed to be a participant in, any Covered Arrangement (but shall not include any person serving as a non-employee director of the Bank or the Company with respect to any Benefits accrued solely in such capacity); and

                (c) The term "Beneficiary" shall mean any person who is or may become entitled to Benefits under any of the Covered Arrangements in the event of a Participant's death.

                                   ARTICLE II

                           General Powers of Trustee

        2.1     Investment of the Trust.

                (a) Prior to a Change in Control (as defined in Section 13.4) or an Irrevocable Election (as defined in Section 13.5), the assets of the Trust Fund shall be invested by the Trustee in the manner directed by the Bank, or, to the extent no such specific direction has been given by the Bank, in accordance with the written investment guidelines provided from time to time by the Committee.

                (b) Subsequent to an Irrevocable Election or Change in Control, the Trustee shall invest the assets of the Trust Fund, without distinction between principal and income, and in accordance with such written investment guidelines as may be provided from time to time by the Committee, in
(i) life insurance policies and guaranteed annuity contracts issued by insurers which, at the time of investment, are rated A+ or better by Standard & Poor's or the equivalent rating by any nationally recognized rating service, (ii) bonds rated at least A by Standard & Poor's or the equivalent rating by any nationally recognized rating service, (iii) certificates of deposit, money market funds or other high quality cash equivalents, or (iv) mutual funds designed to invest in those items described in clauses (i) through (iii) above.

                (c) Subsequent to an Irrevocable Election or a Change in Control and notwithstanding the foregoing provisions of this Section 2.1, at any time that the assets of the Trust Fund together with the assets of any other trust fund established by the Dime with which the assets of the Trust Fund are commingled for investment purposes (excluding in each case any life insurance policies and guaranteed annuity contracts then in effect) do not exceed $500,000, such assets shall be held in one or more interest-bearing accounts at a commercial bank or savings bank (which may include the Trustee), with maturities in the Trustee's discretion based on the anticipated need for funds, but not in excess of one year.

                (d) Prior to an Irrevocable Election or a Change in Control, the Bank shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Bank in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity. After an Irrevocable Election or a Change in Control, such right shall continue, but any asset so substituted by the Bank shall be of equivalent or greater liquidity as compared to the asset for which it is substituted, and such right may only be exercised with the consent of the Committee.

        2.2 Investment Powers of Trustee. Subject to the provisions of this Trust Agreement and the directions or investment guidelines provided pursuant to
Section 2.1, the Trustee shall have, with respect to the Trust Fund, the following investment powers in its discretion:

                (a) To invest and reinvest in any property, real, personal or mixed, wherever situated, foreign or domestic, including, common and preferred stocks, bonds, notes and debentures (including convertible stocks and securities but not including any stock or securities or debt instruments of the Bank or its affiliates unless otherwise expressly directed by the Bank pursuant to Section 2.1(a)); leaseholds;

mortgages (including, without limitation, any collective or part interest in any bond and mortgage or note and mortgage); certificates of deposit and money market funds (including certificates of deposit and money market funds of the Dime); and life insurance and guaranteed annuity contracts. Such investments may be made regardless of diversification and without being limited to investments authorized by law for the investment of trust funds.

                (b) To use Trust Fund assets to purchase, and pay all premiums and other charges upon, individual or group annuity or life insurance contracts, the rates of return and maturity dates of which may reasonably be expected to yield appropriate assets of the Trust Fund and to withdraw from or borrow against such policies.

                (c)     To retain any property at any time received by it.

                (d) To sell, exchange, convey, transfer or dispose of, and to grant options for the purchase or exchange with respect to, any property at any time held by it, by public or private sale, for cash or on credit or partly for cash and partly on credit.

                (e) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan and to consent to or oppose any such plan or any action thereunder, or any contract, lease, mortgage, purchase, sale or other action by any person or corporation or other entity any of the securities of which may at any time be held in the Trust Fund, and to do any act with reference thereto.

                (f) To deposit any property with any protective, reorganization or similar committee, to delegate discretionary power to any such committee and to pay and agree to pay part of the expenses and compensation of any such committee and any assessments levied with respect to any property so deposited.

                (g) To exercise all conversion and subscription rights pertaining to any property, and to do any act with reference thereto, including the exercise of options, the making of agreements or subscriptions and the payment of expenses, assessments or subscriptions, which may be deemed necessary or advisable in connection therewith, and to hold and retain any securities or other property which it may so acquire.

                (h) To extend the time of payment of any obligation held in the Trust Fund.

                (i) To enter into standby agreements for future investment, either with or without a standby fee.

                (j) To invest and reinvest all or any specified portion of the Trust Fund through the medium of any common, collective or commingled trust fund which has been or may hereafter be established and maintained by the Trustee, provided that prior to investing any portion of the Trust Fund for the first time in any such common, collective or commingled trust fund, the Trustee shall advise the Committee of its intent to make such an investment and furnish to the Committee any information it may reasonably request with respect to such common, collective or commingled trust fund.

                (k) To the extent permitted by law, to commingle assets of the Trust Fund, for investment purposes only, with assets of other trust funds established by the Dime, provided that the Trustee shall maintain separate records with respect to each such other trust or plan, and further provided that the assets of the Trust Fund shall not be commingled in any fund intended to hold only assets of qualified retirement plans within the meaning of Section 401(a) of the Code.

                (l) To acquire, renew or extend or participate in the renewal or extension of any mortgage, and to agree to a reduction in the rate of interest on any indebtedness or mortgage or to any other modification or change in the terms of any indebtedness or mortgage or of any guarantee pertaining thereto, in any manner and to any extent that may be deemed advisable for the protection of the Trust or the preservation of any covenant or condition of any indebtedness or mortgage or in the performance of any guarantee, or to enforce any default in such manner and to such extent as may be deemed advisable; and to exercise and enforce any and all rights of foreclosure, to bid on any property in foreclosure, to take a deed in lieu of foreclosure with or without paying a consideration therefor and in connection therewith to release the obligation on the bond secured by such mortgage, and to exercise and enforce in any action, suit or proceeding at law or in equity any rights or remedies in respect of any such indebtedness or mortgage or guarantee.

                (m) To make, execute and deliver, as Trustee, any and all deeds, leases, notes, bonds, guarantees, mortgages, conveyances, contracts, waivers, releases or other instruments in writing necessary or proper for the accomplishment of any of the foregoing powers.

        2.3 Administrative Powers of Trustee. Subject to the provisions of this Trust Agreement, the Trustee shall have the following administrative powers in its discretion:

                (a) To exercise all voting rights with respect to the shares of stock, if any, held in the Trust Fund and to grant proxies, discretionary or otherwise.

                (b) To cause any shares of stock to be registered and held in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, without increase or decrease of liability.

                (c) To collect and receive any and all money and other property due to the Trust Fund and to give full discharge therefor.

                (d) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal.

                (e) To organize under the laws of any state a corporation, partnership or trust for the purpose of acquiring and holding title to any property which it is authorized to acquire under this Trust Agreement and to exercise with respect thereto any or all of the powers set forth in this Trust Agreement.

                (f) To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal, and the decision of the Trustee shall be final and not subject to question by the Company or the Bank or any Participant or Beneficiary.

                (g) To engage such independent third parties as the Trustee may deem necessary to assist in making determinations under the Trust.

                (h) To engage any legal counsel, including counsel to the Dime, or any other suitable agents (including outside investment managers), to consult with such counsel or agents with respect to the implementation and construction of this Trust Agreement, the duties of the Trustee hereunder, the transactions contemplated by this Trust Agreement, or any act which the Trustee proposes to take or omit, to rely upon the advice of such counsel or agents, and to pay its reasonable fees, expenses and compensation.

                (i) To do all other acts, subject to the approval of the Committee, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

        2.4 Limitation on Trustee Powers . Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of
Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

        2.5 Dealings with Trustee. Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee's authority as to any transaction.

                                   ARTICLE III

                 Documents, Participant Information and Records

        3.1 Copy of Covered Arrangements. The Bank shall provide the Trustee with a copy of each of the Covered Arrangements and shall provide the Trustee with a copy of any amendment to any of the Covered Arrangements as soon as practicable following its adoption. The Trustee shall be entitled to rely on the terms of any Covered Arrangement as in effect prior to its amendment until the Trustee receives a copy of such amendment. Copies of Covered Arrangements and any amendments thereto may also be provided to the Trustee by the Committee or by any Participant or Beneficiary.

        3.2 Participant Information. The Bank shall deliver to the Trustee the name and address of each Participant and Beneficiary in each Covered Arrangement, along with each Participant's date of birth and date of hire, together with such other information concerning the Participants as the Trustee may from time to time request (all such information, the "Participant Information").

        3.3     Updating the Participant Information.

                (a) Prior to an Irrevocable Election or Change in Control, the Participant Information to be provided by the Bank shall be based on then-current information concerning persons who could be deemed Participants and Beneficiaries if a Change in Control or Irrevocable Election were to occur on the date as of which such information is reported. The Bank may from time to time notify the Trustee of any changes to the Participant Information (including any changes in the list of

Participants). Each such notice shall be signed and dated by an Authorized Officer of the Bank, shall set forth the name of each Participant with respect to whom the Participant Information is being changed (or who is being added to or deleted from the list of Participants), and all additions to or changes from the information previously supplied with respect to such Participant. An "Authorized Officer" of the Bank shall for this purpose be any of the individuals listed in Schedule I to this Trust Agreement, whose specimen signatures shall be provided by the Bank to the Trustee.

                (b) Upon an Irrevocable Election or Change in Control, the Bank shall either (i) notify the Trustee that there have been no changes in the Participant Information from the Participant Information most recently provided or (ii) if there have been changes in the Participant Information, provide the Trustee with Participant Information updated to the date of the Irrevocable Election or Change in Control.

                (c) Subsequent to an Irrevocable Election or Change in Control, the Trustee shall update the Participant Information, at such time as it determines appropriate, from information furnished to it by the Bank, Participants or the Committee. The Trustee shall request information from the Bank, Participants and the Committee as necessary to update the Participant Information.

                        Notwithstanding the foregoing, subsequent to an Irrevocable Election or Change in Control, unless the Committee otherwise determines, no person shall be added as a Participant with respect to a Covered Arrangement if such person was not a Participant with respect to such Covered Arrangement at the time of the Irrevocable Election or Change in Control.

                (d) The Trustee shall be under no obligation to commence any action seeking judicial or administrative relief in the event that the Bank, the Committee or any Participant does not furnish information to it as contemplated above.

        3.4 Committee's Right to Information . The Participant Information, records and all other information and documentation (including updates thereto) to be delivered or otherwise made available to the Trustee by the Bank pursuant to the foregoing provisions of this Article shall also be delivered or otherwise made available by the Bank to the Committee or its agent upon request. In addition, the Trustee shall deliver or make available such information and documentation to the Committee or its agent upon request. The Committee shall be entitled to rely on any such information or documentation delivered or made available to it by the Bank or the Trustee to the same extent that the Trustee is entitled to rely on such information or documentation pursuant to the foregoing provisions of this Article.

                                   ARTICLE IV

                          Contributions and Valuation

        4.1 Contributions. Contributions shall be delivered to the Trustee as follows:

                (a) Prior to an Irrevocable Election or Change in Control, the Bank shall deliver such cash, securities or other property to the Trustee as is necessary for the payment of expenses under the Trust, and may deliver additional cash or other property up to the value specified in paragraph (b) of this Section 4.1.

                (b) Upon an Irrevocable Election or Change in Control, the Bank shall deliver to the Trustee additional Contributions as shall be necessary so that the assets of the Trust Fund are of fair market value not less than $7,000,000.

                (c) Notwithstanding the foregoing, neither the Trustee nor the Committee shall be liable for any failure by the Bank to make the Contributions required by Section 4.1(b).

        4.2     Valuation of Trust Fund.

                (a) The Trustee may hold, invest and reinvest the assets of the Trust Fund as a consolidated single fund. As of the last business day of each calendar month, the Trustee shall value the Trust Fund at current market values, and shall report such valuation to the Bank and, following an Irrevocable Election or Change in Control, to the Committee. The report of any such valuation shall not constitute a representation by the Trustee that the amounts reported as fair market values would actually be realized upon the liquidation of the Trust Fund. Such valuation shall reflect

Contributions, income of the Trust Fund, gains or losses (including gains or losses not yet realized), distributions and expenses incurred during the month.

                                    ARTICLE V

                            Payments From Trust Fund

        5.1     Payments.

                (a) Subject to the provisions of Article XII, prior to an Irrevocable Election or Change in Control, the Trustee from time to time upon receipt of direction from the Bank shall make payments from the Trust, as specified in such direction to such persons, and in such amounts as the Bank shall direct.

                (b) Subject to the provisions of Article XII, the following provisions shall apply subsequent to an Irrevocable Election or Change in
Control:

                        (i) Within ninety (90) days after a Change in Control or Irrevocable Election the Trustee shall notify each previously identified Participant and Beneficiary in writing of the Trustee's availability to arrange for aid in pursuing any Valid Claims they may have against the Dime (as defined in Section 1.5) or its successors or its agents (including insurance companies or contract administrators or other parties with whom the Dime has contracted to provide benefits under Covered Arrangements, if any) with respect to the Covered Arrangements in which they participate. Such notice shall be in such form as the Trustee shall determine and the Trustee's obligations under this clause (i) shall be limited to the delivery of such notice to Participants who remain in Dime's employ at their workplace or, for Participants no longer in Dime's employ or Beneficiaries or, if so determined by the Trustee, with respect to those Participants in Dime's employ, the mailing of such notice to the address, if any, provided for such Participant or Beneficiary in the Participant Information.

                        (ii) If, after a Change in Control or Irrevocable Election, a Participant or Beneficiary notifies the Trustee that the Dime (or any insurance company, contract administrator or any other party, if applicable) has refused to pay a claim asserted by the Participant or Beneficiary under any of the Covered Arrangements (such claim, a "Submitted Claim"), the Trustee shall notify the Committee, and the Committee will, with the assistance of counsel chosen by the Committee and such other advisors as the Committee shall reasonably require, determine whether the Submitted Claim (1) relates to a Covered Arrangement; (2) is made by or on behalf of a Participant or Beneficiary; (3) is timely made; (4) is well grounded in fact; and (5) is warranted by existing law or would be warranted by a good faith argument for the extension, modification or reversal of existing law (a "Valid Claim"). If the Committee determines that the Submitted Claim is a Valid Claim, then (except as otherwise hereinafter provided) the Trustee will pay the fees of the counsel determined under subparagraph (iii) of this Section 5.1(b) to pursue such claim, whether through a law suit, arbitration, plan claims procedure or otherwise, and any other reasonable expenses (including, without limitation, the reasonable out-of-pocket expenses of such counsel and the fees of other professionals, local counsel and experts) incurred in pursuing such claim. If the Committee determines that a Submitted Claim is not a Valid Claim, nothing in this Section 5.1(b) shall preclude a Participant or Beneficiary from requesting that the Committee again consider the Submitted Claim's validity if new or additional facts become known, if the Submitted Claim ripens through the passage of time or if changes in applicable law occur that may affect the validity of the Submitted Claim, nor shall such a determination preclude the Participant or Beneficiary from pursuing such claim with his or her own counsel and at his or her own expense. Notwithstanding the foregoing, in no event shall any Submitted Claim be deemed to be a Valid Claim if the Submitted Claim arises under a Covered Arrangement which is qualified under Section 401(a) of the Code and the Participant or Beneficiary has not exhausted his or her rights under the claim procedures under such Covered Arrangement; provided, however, that in the case of any benefit claimed under any Covered Arrangement that is not qualified under Section 401(a) of the Code, if the Committee in its sole discretion after consultation with counsel determines that the cost of pursuing such Submitted Claim is likely to exceed the amount that is likely to be recovered on such Submitted Claim, then the Committee may, in its sole and absolute discretion, direct that the Trustee pay the amount of such Submitted Claim or such lesser amount as the Committee determines to be appropriate (and thereby become subrogated to the Participant's or Beneficiary's claim against the Dime), provided only that the Committee in its sole discretion determines that such Submitted Claim is a Valid Claim and that paying such Submitted Claim would not be contrary to the purpose for which this Trust is established.

        To the extent that any Covered Arrangements require the Company or the Bank to pay the legal fees and expenses incurred by a Participant or Beneficiary to enforce his or her rights thereunder and the Committee determines that a Valid Claim exists, the Trustee (if so directed by the Committee) shall seek recovery from the Company or the Bank, as appropriate, of any fees and expenses or benefits paid or payable in respect of such Participant or Beneficiary from the Trust, with any payment from the Company or the Bank to the Trust to be made part of the Trust Fund, provided, however, that the Committee shall have discretion regarding the manner in which the Trustee shall seek such recovery.

                        (iii) The Bank has designated on Schedule II, in order of priority, the law firms to be engaged to pursue any Valid Claim. In making such designation, the Bank specifically acknowledges that it is willing to, and hereby does, waive any claim of conflict of interest on the part of any of such law firms arising out of any representation of the Company, the Bank or any of their respective affiliates or successors or the Trust or the Committee or any Umbrella Trust or Committee either prior to or contemporaneously with the engagement of such firm to pursue such Valid Claim. Prior to the occurrence of an Irrevocable Election or Change in Control, the Bank may modify any such designations, or the order of priority of such law firms, by a notice in writing delivered to the Trustee, provided that after a Potential Change in Control, the consent of the Committee to any such modification is required. After an Irrevocable Election or Change in Control, the Committee may modify any such designations, or the order of priority of such law firms, by a notice in writing delivered to the Trustee. If no designated law firm is ready and able to provide representation with respect to a Valid Claim, the Trustee shall engage a law firm qualified by reason of its experience in comparable matters to pursue such Valid Claim and approved by the Committee.

                        (iv) The Committee, and, in consultation with the Committee, the Trustee, may separately or together engage an actuary to assist it or them in determining whether a claim is valid. In addition, the

Committee and, in consultation with the Committee, the Trustee may separately or together engage counsel, other experts or other administrators or service providers as it or they deem necessary for the purpose of performing its or their duties under this Trust. The reasonable costs of such actuaries, counsel and other persons or entities, and any other costs reasonably incurred by the Trustee or Committee in making any determination or performing any other duty hereunder, shall be paid by the Bank (provided, in the case of costs incurred by the Trustee, that the Committee approves such cost or expense in advance, which approval shall not unreasonably be withheld), and if any of such amounts are not paid by the Bank within thirty days after written request is made therefor, they shall be payable from the Trust Fund and the Trustee shall be entitled to reimbursement on behalf of the Trust Fund from the Bank.

                        (v) Subject to the provisions of this Section 5.1, as promptly as possible the Committee shall determine whether a Submitted Claim is a Valid Claim. By submitting a Submitted Claim hereunder, the Participant or Beneficiary with respect to such Submitted Claim agrees that the determination by the Committee of whether such Submitted Claim is a Valid Claim shall be final and binding upon such Participant or Beneficiary for all purposes of this Trust Agreement; provided, that such determination may not be introduced in evidence, or otherwise made the basis for any claim of estoppel or similar claim, by the Dime or such Participant or Beneficiary in litigation or any other proceeding with respect to such claim brought by such Participant or Beneficiary against the Dime.

                        (vi) The Committee may require, as a condition to payment by the Trustee of the fees of counsel in respect of any Valid Claim, such undertakings from the Participant or Beneficiary as the Committee may in its sole discretion determine. In particular, and without limiting the generality of the foregoing, such undertakings may include (1) a waiver of any claim of conflict of interest, on the part of the law firm so engaged, arising out of or relating to such firm's representation of the Company, the Bank or any of their respective affiliates or successors, the Trust, the Committee or any related entity; (2) an agreement that the fees and other costs to be paid by the Trust will be limited to the Valid Claim and will not, without the prior written consent of the Committee, include fees relating to the pursuit of other claims, even if related to the Valid Claim; (3) an agreement limiting the amount of fees and expenses that the Trustee will pay with respect to any particular Valid Claim without the prior consent of the Committee; and (4) an undertaking by the Participant or Beneficiary to pay any fees of counsel incurred in excess of specified limitations.

                        (vii) Notwithstanding anything in this Trust Agreement to the contrary, the Trustee shall not be required to make any payment in respect of a Valid Claim hereunder to the extent that it determines that such payment would exceed the remaining assets in the Trust Fund (after setting aside such amounts as it deems, after consultation with the Committee, reasonably necessary for payment of expenses of the Trust under Article VII hereof for the period following such determination through the winding up of the Trust), and neither the Trustee nor the Committee shall have any liability to counsel, any Participant or Beneficiary, the Bank or any third party for any loss, liability or damages (including, without limitation, consequential damages) resulting from or relating to such failure to make a payment hereunder.

        For purposes of this Section 5.1(b), "Dime" shall have the meaning ascribed thereto in Section 1.5.

        5.2 Gross Up. Notwithstanding any other provision of this Trust Agreement, if any amounts paid under the Trust Fund to aid a Participant or Beneficiary in pursuing claims under Covered Arrangements are found in a "determination" (within the meaning of Section 1313(a) of the Code) to have been includible in the taxable income of a Participant or Beneficiary without the benefit of a corresponding deduction and the Participant provides the Trustee with such determination, the Trustee promptly shall forward the determination to the Committee. In such event, or in the event that the Committee otherwise determines that such amounts are includible in the taxable income of a Participant or Beneficiary without the benefit of a corresponding deduction, the Trustee shall, to the extent directed by the Committee, pay to such Participant or Beneficiary as soon as practicable, an amount (as determined by the Trustee) sufficient to pay all taxes, interest and penalties, if any, imposed on the Participant or Beneficiary with respect to the amount described above, plus sufficient additional amounts to pay all taxes imposed on payments made pursuant to this Section 5.2. Notwithstanding the foregoing, in the event a Participant or Beneficiary provides the Trustee a Notice (as defined below), the Trustee promptly shall forward the Notice to the Committee. In such case, the Trustee, at the direction of the Committee, or the Committee, may contest the Notice in whole or in part (and be reimbursed by the Trust for all reasonable costs of such contest), in which case the Participant or Beneficiary must fully cooperate and assist the Trustee (or, as appropriate, the Committee) in connection with such contest and the payment described above will not be made pending the outcome of such contest. At the resolution of such contest (as determined by the Committee, whether following a litigation, settlement or otherwise), the Trustee promptly shall pay all amounts (if any) payable to the Participant or Beneficiary calculated as set forth above (adjusted for the results of the contest). For purposes of this Section 5.2, the term "Notice" shall mean a revenue agent's report or notice of proposed adjustment or notice of deficiency (or any amendments to the foregoing) or set-off of refund claim issued by a taxing authority to the Participant or Beneficiary with respect to the inclusion in the Participant's or Beneficiary's taxable income (without the benefit of an offsetting deduction) of any amounts paid under the Trust Fund to aid a Participant or Beneficiary in pursuing claims under Covered Arrangements.

        5.3 Transfers to Another Trust. Prior to an Irrevocable Election or Change in Control, upon the direction of the Bank concurred in by the Committee, the Trustee shall deliver such assets of the Trust Fund as the Bank and the Committee may direct to another irrevocable trust established by the Bank (alone or with one or more of its subsidiaries) for the purpose of providing the benefits contemplated hereunder.

        5.4     Withholding Tax.

                (a)     To the extent that amounts are to be paid under this
Article V by the Trustee directly to Participants and Beneficiaries, such amounts shall be reduced by the Trustee by the amount of any income and employment tax withholding required by law, as determined by the Bank and promptly communicated to the Trustee.

The Trustee also shall inform each Participant and Beneficiary to whom payment is made, of the amounts withheld and the purposes for such withholdings. Such withheld amounts shall then be paid by the Trustee to the Bank, which shall remit such withheld amounts to, and shall file the appropriate withholding reports with, the appropriate governmental agencies.

                (b)     To the extent that amounts are to be paid under this
Article V by the Trustee directly to Participants and Beneficiaries, but the Bank fails to direct the Trustee with respect to the appropriate amounts to be withheld by the Trustee in satisfaction of applicable withholding requirements, then the Trustee shall withhold amounts in respect of taxes at the highest applicable rate for the appropriate jurisdiction as determined in good faith by the Trustee, shall reduce such amounts by the amount of taxes withheld, and shall inform the Bank and each Participant and Beneficiary to whom payment is made, of the amounts withheld and the purposes for such withholdings. Such withheld amounts shall then be paid by the Trustee to the Bank, which shall remit such withheld amounts to, and shall file the appropriate withholding reports or returns with, the appropriate governmental agencies. Provided that the Trustee has used its best efforts to determine applicable withholding under this Section 5.4(b), it shall have no liability for failure to withhold amounts sufficient to meet the applicable requirements.

                (c) Unless otherwise agreed to by the Trustee, the Dime shall be responsible for all tax information reporting with respect to payments made to Participants and Beneficiaries hereunder.

        5.5 Legal Action by Trustee. Except in the event the Bank is Insolvent (as defined in Section 12.1), the Trustee shall not itself commence any legal action, whether in the nature of an interpleader action, request for declaratory judgment, or otherwise, requesting the court to (i) determine the validity of this Trust Agreement or (ii) make any determination in the Trustee's or the Committee's stead with respect to payments which this Trust Agreement requires to be made by the Trustee, except at the direction of the Committee.

                Notwithstanding the foregoing sentence, in defending any legal action brought by a Participant or Beneficiary with respect to amounts payable with respect to a Participant, the Trustee shall be entitled to ask the court to determine the amounts payable with respect to such Participant.

        5.6 Dime Obligations. Notwithstanding the provisions of this Trust Agreement, each of the Dime (as defined in Section 1.5) entities shall remain obligated to pay all Benefits to the full extent of its respective liabilities under the Covered Arrangements.

                                    ARTICLE VI

                             Settlement of Accounts

        6.1 Trustee Records. The Trustee shall keep full, accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder. Its financial statements, books and records with respect to the Trust Fund shall be open to inspection by the Bank and the Committee, and to their respective attorneys, accountants and agents upon reasonable notice at all reasonable times during business hours of the Trustee.

        6.2     Trustee Statements.

                (a) The Trustee shall render to the Bank and the Committee monthly statements of its receipts and disbursements as Trustee hereunder. Within 60 days after the close of each calendar year or any termination of the duties of the Trustee, the Trustee shall prepare, sign and mail to each of the Bank and the Committee one or more summary reports. These reports shall show all purchases, sales, receipts, disbursements, and other transactions effected by the Trustee during the year or period for which the applicable report or reports are filed, and shall contain an exact description, the cost as shown on the Trustee's books, and the fair market value as of the end of such period, of every item held in the Trust and the amount and nature of every obligation owed by the Trust, and information concerning the status of any Valid Claims remaining outstanding and unsatisfied at the end of such period. The Trustee shall make a copy of such reports (or any adjustment thereof) available for inspection by Participants and Beneficiaries (and persons designated by them) at its principal executive office in New York City during business hours for a period of 60 days (30 days in the case of an adjusted report). If within 90 days after receipt of any report neither the Bank nor any Participant, Beneficiary or Committee member has filed with the Trustee notice of any objection to any act or transaction of the Trustee, the initial report shall become final as between the Trustee, the Bank, the Committee and the Participants and Beneficiaries. If any objection has been filed, and if the objecting party is satisfied that it should be withdrawn, the objecting party shall in writing filed with the Trustee signify its approval of the report, and it shall become a final report as between the Trustee, the Bank, the Committee and the Participants and Beneficiaries. If the report is adjusted following an objection thereto, the Trustee shall mail to the Bank and the Committee the adjusted report, and if within 30 days after receipt of the adjusted report neither the Bank nor any Participant, Beneficiary or Committee member has filed with the Trustee notice of any objection to the transactions as so adjusted, the adjusted report shall become a final report as between the Trustee, the Bank, the Committee and the Participants and Beneficiaries.

                (b) Unless a report is fraudulent, when it becomes a final report it shall be finally settled, and to the extent permitted by law, the Trustee shall be completely discharged and released, as if such report had been settled and allowed by a judgment or decree of a court of competent jurisdiction in an action or proceeding in which the Trustee, the Bank and the Participants and Beneficiaries were parties.

        6.3 Audit. The Trustee shall from time to time permit an independent public accountant selected by the Bank or the Committee to have access during ordinary business hours to such records as may be necessary to audit the Trustee's accounts.

        6.4 Judicial Settlement. Nothing contained in this Trust Agreement shall be construed as depriving the Trustee or the Bank or the Committee of the right to have a judicial settlement of the Trustee's accounts, and upon any proceeding for a judicial settlement of the Trustee's accounts or for instructions the only necessary parties thereto in addition to the Trustee shall be the Bank and the Committee.

        6.5 Delivery of Records to Successor. In the event of the removal or resignation of the Trustee, the Trustee shall deliver to the successor Trustee all records which shall be required by the successor Trustee to enable it to carry out the provisions of this Trust Agreement.

                                   ARTICLE VII

           Taxes, Expenses and Compensation of Trustee and Committee

        7.1     Taxes.

                (a) The Bank agrees that all income, deductions and credits of the Trust Fund belong to it, as owner for income tax purposes and shall be included on its income tax return.

                (b) The Bank, shall from time to time pay taxes (references in this Trust Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. Notwithstanding the foregoing, in the event that the Trustee is notified that taxes are nonetheless levied or assessed upon or in respect of the Trust Fund (notwithstanding its status as a "grantor trust") and have not been paid by the Bank, such amounts shall be paid from the Trust Fund. The Trustee shall notify the Bank of any proposed or final assessments of taxes and may assume that any such taxes are lawfully levied or assessed unless the Bank advises it in writing to the contrary within 15 days after receiving the above notice from the Trustee. In such case, the Trustee, if requested by the Bank in writing, shall contest the validity of such taxes in any manner deemed appropriate by the Bank; or the Bank may contest the validity of any such taxes, in which case the Bank shall so notify the Trustee and the Trustee shall have no responsibility to contest such taxes. If any party to this Trust Agreement contests any such proposed levy or assessment, the other parties shall provide such information and cooperation as the party conducting the contest shall reasonably request. In lieu of contesting any proposed levy or assessment that the Trustee provides notification of, the Bank may pay all or any portion of any such taxes by so notifying the Trustee of its intention to do so within 15 days after receiving the above notice from the Trustee or within five days after a determination of any such contested levy or assessment becomes final, either because the determination cannot be appealed or no appeal of the determination was made.

        7.2 Expenses and Compensation. The Trustee shall be paid compensation by the Bank in accordance with the schedule of fees attached hereto as Schedule III. The Bank and the Trustee may mutually agree to revise such schedule from time to time. Subject to the Bank's approval prior to an Irrevocable Election or a Change in Control, and subject to the approval of the Committee following an Irrevocable Election or a Change in Control, the Trustee shall be reimbursed by the Bank for its reasonable expenses of management and administration of the Trust, including reasonable compensation of the actuary and any counsel or other service providers engaged by the Trustee to assist it in such management and administration in accordance with Section 5.1(b)(iv) hereof (but not including the costs of legal defense paid by the Trust Fund pursuant hereto in aid of Valid Claims). The fees hereunder, and reasonable expenses of the Trustee approved by the Bank or the Committee as applicable and as described above, shall be paid out of the Trust Fund, if not otherwise paid by the Bank.

        7.3     Committee Expenses and Fees.

                (a) Each of the Committee and the Director Committee (as defined in Section 8.2(b)) shall have the power and authority to engage counsel, other experts or other administrators or service providers of its choice to the extent it deems it necessary or appropriate in order to defend or assert any of the rights or interests of the Committee or the Director Committee, the Trust or its beneficiaries provided for under this Trust Agreement (which, in the case of the Committee, shall be in addition to its authority to engage actuaries, counsel and other experts as it deems necessary in order to perform its duties and provide benefits under Section 5.1). The Committee shall, in addition, have the power and authority to direct the Trustee to purchase liability insurance to cover any or all of (a) the Committee and the Director Committee, (b) each of the Committee's and the Director Committee's current and former members, (c) any current or former director, officer or employee of the Dime who is or was serving or agrees to serve at the request of the Dime, the Committee or the Director Committee as an authorized agent or delegatee of the Bank or the Committee or the Director Committee, (d) any other agent of the Committee, the Director Committee or the Trust and (e) the Trustee (each, to the extent so insured, an "Insured Party") with respect to any and all liabilities to which such Insured Party may become subject pursuant to, arising out of, occasioned by, or incurred in connection with or in any way associated with this Trust Agreement, including, without limitation, liabilities to the Dime, subject to such limitations on coverage, deductibles, or other terms and conditions as the Committee shall in its sole discretion deem reasonable. To the extent the Committee or the Director Committee (or the Trustee as directed by the Committee) incurs reasonable expenses as described above, or incurs other reasonable expenses in performing its duties under this Trust Agreement, such expenses shall be paid or otherwise reimbursed out of the Trust Fund, if and to the extent directed by the Committee, and if not otherwise previously paid or reimbursed by the Bank.

                (b) Following an Irrevocable Election or Change in Control, each member of the Committee who is not at the time of any meeting of the Committee an employee, officer or director of the Dime shall receive a fee of $1,500 for each meeting of the Committee which he or she attends personally and $1,000 for each meeting of the Committee which he or she attends by telephone or other electronic or wireless means enabling all members in attendance to communicate with each other contemporaneously, and following the time such member of the Committee ceases to be an employee, officer or director of the Dime, shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with performing his or her duties under this Trust Agreement. Upon presentation of a request for such reimbursements to the Trustee (containing such information, including receipts for out-of-pocket expenses, as the Trustee may reasonably request), then, if not previously reimbursed by the Bank or pursuant to any Umbrella Trust, the Committee shall direct the Trustee to make such reimbursements, which shall be reimbursed out of the Trust Fund. In the event the Committee hereunder undertakes a meeting that is combined with or occurs on the same day as one or more meetings of the committees under the Umbrella Trusts, any Committee member who is a member of such other committee(s) shall be entitled to only a single fee for such meeting or meetings, and the Trustee shall pay a pro-rated portion of the fee for the meeting (based upon the number of trusts to which the meeting or meetings relate) out of the assets of this Trust Fund.

                                  ARTICLE VIII

                    For Protection of Trustee and Committees

        8.1     Evidence of Action by the Dime.

          (a) Each of the Company and the Bank has certified to the Trustee the name or names of any person or persons authorized to act for it on Schedule I hereto. Unless the Company or the Bank notifies the Trustee, in a notice signed by its Secretary or by an Assistant Secretary, that any person listed on
Schedule I to this Trust Agreement is no longer authorized to act for the Company or the Bank, the Trustee may continue to rely upon the authority of such person. The Company or the Bank may certify to the Trustee, in a notice signed by its Secretary or by an Assistant Secretary, the names of any additional persons authorized to act for the Company or the Bank. Schedule I shall be deemed to be revised to reflect any additions or deletions made in accordance with this Section 8.1(a).

                (b) The Trustee may rely upon any certificate, notice or direction of the Company or the Bank which the Trustee reasonably believes to have been signed by at least two duly authorized officers or agents of the Company or the Bank.

        8.2     Evidence of Action by the Committee or the Director Committee.

                (a) The Trustee may rely on a signed notice of resignation by a Committee member, and a notice of vacancy or appointment of a successor provided in accordance with Section 13.6.

                (b) The Trustee may rely upon any certificate, notice or direction of the Committee or the "Committee" under the Umbrella Trust Agreement (the "Director Trust"), dated as of May 18, 2000, among the Company, the Bank and HSBC

Bank USA, as trustee, with respect to the "Covered Arrangements" for "Outside Directors" of the Bank and related entities (the "Director Committee"), which the Trustee reasonably believes to have been signed by at least two members of the Committee or the Director Committee, as applicable, or, if the Committee or the Director Committee then consists of only one member, by such member. The makeup of the Director Committee shall be determined in accordance with the terms of the Director Trust.

                (c) The Committee may from time to time delegate to one or more persons any or all of its rights, powers, duties and responsibilities hereunder. Such delegation shall be effective when made in writing and delivered to the Trustee and the Bank as provided in Section 13.7 hereof, for the period and to the extent set forth therein. Notwithstanding the foregoing, however, the Committee may not delegate any of its rights, powers, duties or responsibilities under any of Sections 12.3, 13.6(b) or 13.6(c) of this Trust, and the Director Committee may not delegate its authority pursuant to Section 13.5 of this Trust. The Trustee may rely upon any certificate, notice or direction of such delegatee or delegatees which the Trustee reasonably believes to have been signed by such delegatee or delegatees, as to matters within the authority granted by the Committee to such person or persons. Any such delegation may be partially or wholly revoked by the Committee at any time, in accordance with Section 13.6(d) hereof. To the extent that at any time the Director Committee (as defined in Section 8.2(b)) does not exist, those actions which may otherwise be taken by the Director Committee may be taken by the Committee.

        8.3     Fiduciary Responsibility.

                (a) The Trustee shall discharge its duties under this Trust Agreement in a manner consistent with the objectives of this Trust Agreement and in accordance with applicable law. Except as otherwise provided in this Trust Agreement, or under applicable law, the Trustee shall have no liability for (i) loss sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment made in accordance with the written directions of the Bank; (ii) failure of the Bank to make contributions to the Trust Fund; or (iii) for any insufficiency of assets in the Trust Fund to pay amounts contemplated hereunder, unless such loss, failure or insufficiency is the result of the Trustee's own negligence or willful misconduct.

                (b) The Trustee's duties and obligations shall be limited to those expressly imposed upon it by this Trust Agreement.

                (c) The Bank at any time may employ as agent (to perform any act, keep any records or accounts, or make any computations required of it by this Trust Agreement or the Covered Arrangements) the corporation or association serving as Trustee hereunder. Nothing done by said corporation or association as such agent shall affect its responsibilities or liability as Trustee hereunder.

                (d) In the exercise of its discretion hereunder, each of the Committee and the Director Committee shall have due regard for the interests of each of the Bank and the Participants (and their Beneficiaries) as a class; provided, that inasmuch as the interests of such class or entities may be expected to conflict in certain circumstances, and notwithstanding that members of the Committee may themselves be Participants, any determination made by the Committee or the Director Committee that has the effect of being more favorable to one entity or class to which it owes a duty over another shall not thereby be deemed invalid or a breach of the Committee's or the Director Committee's duty to such disfavored entity or class, so long as the Committee or the Director Committee, as applicable, acts in good faith in making its determination.

                                   ARTICLE IX

                       Indemnity of Trustee and Committees

        9.1 Indemnity of Trustee . The Company and the Bank (the "Indemnifying Parties") hereby jointly and severally indemnify and hold the Trustee harmless from and against any Liabilities (as defined in Section 9.2) to which the Trustee may become subject pursuant to, arising out of, occasioned by, or incurred in connection with or in any way associated with this Trust Agreement, including, without limitation, Liabilities to the Bank or the Company, unless such Liabilities result or arise from any act or omission constituting gross negligence or willful misconduct of the Trustee. If one or more Liabilities shall arise and the Indemnifying Parties fail to indemnify the Trustee as provided herein, then the Trustee may engage counsel of the Trustee's choice at the expense of the Indemnifying Parties, provided such expenses are reasonable; and provided further, the Trustee shall be entitled either to conduct the defense against such Liabilities or to conduct such actions as may be necessary to obtain the indemnity provided for herein, or to take both such actions. The Trustee shall notify the Indemnifying Parties of the name and address of such counsel before the Trustee has so engaged such counsel. If the Trustee shall be entitled to indemnification by the Indemnifying Parties, pursuant to this Section 9.1, as determined by a court of competent jurisdiction and the Indemnifying Parties shall not provide such indemnification upon demand, the Trustee may apply assets of the Trust Fund in full satisfaction of the obligations for indemnity by the Indemnifying Parties, and any legal proceeding by the Trustee against the Indemnifying Parties for such indemnification shall be in behalf of the Trust.

        9.2 Indemnification of Committees and Agents. The Indemnifying Parties shall indemnify, to the fullest extent permitted by their respective Certificates of Incorporation (or equivalent) and By-Laws (collectively, the "Governing Documents") and applicable law (including the provisions thereof relating to advances of costs, charges and expenses), any person who is, or business entity, including without limitation a corporation, limited liability company or partnership, that is owned by, a current or former director, officer or employee of either of such Indemnifying Parties or of any of their direct or indirect subsidiaries who is or was serving or agrees to serve either at the request of either of the Indemnifying Parties or of such subsidiary or as a result of being selected to serve in accordance with Section 13.6 hereof or the corresponding provision of the Director Trust Agreement as a member of the

 Committee or the Director Committee or as an authorized agent or delegatee of the Bank, the Committee or the Director Committee (each such indemnified person or business entity, an "Indemnified Party") against any loss, damage, liability, cost, charge or expense (including attorneys' fees), judgment, fine and amount paid in settlement (herein "Liabilities") actually and reasonably incurred by such Indemnified Party or on such Indemnified Party's behalf in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, and whether threatened or brought by a third party or by the Company, the Bank or any of their respective affiliates or successors, relating to or in connection with such Indemnified Party's service as a member of the Committee or the Director Committee or as such authorized agent or delegatee; provided, that the Indemnified Party has met any applicable standard of conduct required by or pursuant to the Governing Documents or by applicable law or regulation in order to qualify for indemnification thereunder, as well as any other conditions to such indemnification imposed by the Governing Documents or by applicable law or regulation, and provided, further, that in the event that such indemnification (including any provision relating to advances of costs, charges and expenses) is permissible but not required by the Governing Documents, and the Indemnifying Parties shall fail to provide such indemnification when requested by an Indemnified Party, then subject to any conditions set forth in the Governing Documents, the Trustee shall indemnify such Indemnified Party out of the assets of the Trust Fund. In connection with such indemnification, the Company and the Bank hereby acknowledge that each member of the Committee and the Director Committee and each authorized agent or delegatee of the Bank, the Committee and the Director Committee is or will be serving as such at the request of the Bank, both before and after any Change in Control or Irrevocable Election. Any determination as to whether the Indemnified Party has met such applicable standard of conduct or other conditions to indemnification shall be made in accordance with the provisions of the Governing Documents and applicable law or regulation as in effect at the time of an Irrevocable Election or Change in Control. Unless otherwise required by applicable law, this Section 9.2 may be amended only in accordance with Section 11.3 hereof; provided that, in addition, this Section 9.2 shall not be rescinded or modified so as to materially reduce the indemnification provided hereunder without first giving thirty (30) days advance written notice of such rescission or modification to each individual then entitled to indemnification hereunder, or so as to materially reduce the indemnification provided hereunder with respect to actions taken or omitted to be taken prior to the effective date of such rescission or modification. An Indemnifying Party may satisfy its obligation under this Section 9.2 in whole or in part by purchase of a policy or policies of insurance, but no insurer shall have any rights against an Indemnifying Party or the Trust arising out of this Section 9.2. If an Indemnified Party shall be entitled to indemnification by an Indemnifying Party, pursuant to this Section 9.2, as determined by a court of competent jurisdiction and the Indemnifying Party shall not provide such indemnification upon demand, the Trustee shall, to the extent permitted by law, apply the assets of the Trust Fund in full satisfaction of the obligations for indemnity by the Company or the Bank, as the case may be, and any subsequent legal proceedings by the Indemnified Party against the Company or the Bank for such indemnification shall be on behalf of the Trust.

                                    ARTICLE X

                       Resignation and Removal of Trustee

        10.1 Resignation of Trustee. The Trustee may resign upon 90 days' prior written notice to the Committee and the Bank. Any resignation of the Trustee shall not be effective until the Committee has appointed in writing a successor Trustee. The Committee shall make a good faith effort, following receipt of notice of resignation from the Trustee, to appoint a successor Trustee under this Trust Agreement. In the event the Committee has failed to appoint a successor Trustee within six months of the Trustee's notice of resignation, the Trustee shall be entitled to seek judicial removal.

        10.2 Removal of Trustee. At any time prior to the occurrence of an Irrevocable Election, Change in Control or Potential Change in Control, the Bank may remove the Trustee without cause upon at least 30 days' notice in writing to the Trustee. At any time after the occurrence of an Irrevocable Election, Change in Control or Potential Change in Control, the Trustee by be removed only by action of the Committee. In case of a removal of the Trustee for cause (which, for these purposes, shall include criminal conduct, gross negligence, mismanagement of trust funds, or any other material breach of fiduciary duty hereunder), the party having power to do so hereunder may remove the Trustee immediately, without any prior notice.

        10.3 Successor Trustee. (a) If the Trustee resigns (or is removed) in accordance with Section 10.1 or 10.2 hereof, (i) prior to an Irrevocable Election, Change in Control or Potential Change in Control, the Bank may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal, and (ii) on or after the date of an Irrevocable Election, Change in Control or Potential Change in Control, only the Committee may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal; provided, however, that in the case of either the preceding clause (i) or (ii), such successor Trustee may not be an Affiliate of the Dime or a party (or Affiliate of a party) to a Change in Control or then existing Potential Change in Control. The appointment shall be effective when accepted in writing by the new Trustee. The former Trustee shall execute any instrument(s) necessary or reasonably requested by the Bank or the successor Trustee to evidence the transfer.

                (b) All of the provisions set forth herein with respect to the Trustee shall relate to each successor Trustee with the same force and effect as if such successor had been originally named as the Trustee hereunder.

        10.4 Transfer of Trust Fund to Successor. Upon the resignation or removal of the Trustee and appointment of a successor, the Trustee shall transfer and deliver the Trust Fund and such records or copies of such records as are reasonably requested to such successor. Following the effective date of the appointment of the successor, the Trustee's responsibility hereunder shall be limited to managing the assets in its possession and transferring such assets to the successor, and settling its final account. Neither the Trustee nor the successor shall be liable for the acts of the other.

                                   ARTICLE XI

                  Duration, Termination and Amendment of Trust

        11.1 Duration and Termination . (a) Except as provided in this Trust Agreement, the Trust is hereby declared to be irrevocable and shall continue until the tenth anniversary of the date hereof; provided, however, that (i) if on the tenth anniversary of the date hereof, any Valid Claims are then outstanding and have not been resolved or any Submitted Claims have been submitted to the Committee and the Committee has not yet made a determination of whether or not such Submitted Claims are Valid Claims, then the Trust shall continue until such time as each of such Valid Claims or Submitted Claims has been resolved, withdrawn or abandoned, except that, on and after such tenth anniversary, the Trust shall accept no additional claims by Participants or Beneficiaries and (ii) the Trustee may, at most twice in every calendar year, request the Committee to determine whether the Trust Fund is sufficient to pay what the Committee estimates to be the costs of winding-up the Trust (including, without limitation, the fees of the Trustee therefor) and that if the Committee determines that the Trust Fund is insufficient to pay such costs, then (x) the Trust shall cease accepting new claims by Participants or Beneficiaries, and (y) after all Valid Claims then outstanding, and all Submitted Claims that have been submitted to the Committee, have been resolved, the Trust shall terminate.

                (b) The Bank may terminate this Trust prior to the time all Valid Claims under the Covered Arrangements have been resolved, provided, however, that the prior written consent of the Committee must be obtained.

        11.2 Distribution Upon Termination. If this Trust terminates under the provisions of Section 11.1(a) or (b), the Trustee shall liquidate the Trust Fund and, after its final account has been settled as provided in Article VI, shall distribute to the Bank the net balance of any Trust Fund assets remaining
(i) after all expenses have been paid and (ii) in the case of a termination of the Trust pursuant to the provisions of Section 11.1(b), after all Valid Claims have been resolved. Upon making such distribution, the Trustee shall be relieved from all further obligations. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund (including claims against the Dime) remain in its hands.

        11.3    Amendment.

                (a) Prior to an Irrevocable Election, Change in Control or Potential Change in Control, this Trust Agreement may be amended from time to time by action of the Bank , which action may be taken, and shall be evidenced, in writing by any of the Chief Executive Officer, the Chief Operating Officer or the Chief Human Resources Officer of the Bank , certified by the Secretary or an Assistant Secretary of such entity.

                (b) Subsequent to an Irrevocable Election, Change in Control or Potential Change in Control, this Trust Agreement may be amended only by the Committee, provided that the Committee shall exercise its authority to amend the Trust Agreement only to the extent that such exercise of authority does not eliminate the rights of creditors of the Bank to Trust Fund assets in the event that the Bank becomes Insolvent (as such term is used in Article XII) or otherwise cause the Trust to fail to be a

"grantor trust" pursuant to Sections 671 through 679 of the Code. No amendment to this Trust Agreement that could materially increase the costs of the Trust to the Bank shall be made without the approval of the Bank , which approval may be evidenced by a writing by any of the Chief Executive Officer, the Chief Operating Officer or the Chief Human Resources Officer of such entity, certified by the Secretary or an Assistant Secretary of such entity. In the event there is any dispute between the Committee and the Bank as to whether a proposed amendment to the Trust Agreement could materially increase the costs of the Trust to the Bank , the Trustee shall reach its own independent determination with respect to such dispute, which determination shall be final and binding on the parties.

                (c) No amendment of this Trust Agreement shall be made that alters the irrevocable character of the Trust established under this Trust Agreement, and no amendment shall materially increase the duties or responsibilities of the Trustee unless the Trustee consents thereto in writing.

                (d)     (i)     A "Potential Change in Control" shall be deemed
to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                                (A)     the Company or the Bank enters into an
agreement, the consummation of which would result in the occurrence of a Change in Control;

                                (B)     the Company or the Bank or any Person
publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                                (C)     any Person becomes the Beneficial Owner,
directly or indirectly, of securities of the Bank or the Company representing 15% or more of either the then outstanding shares of common stock of the Bank or the Company or the combined voting power of the Bank's or the Company's then outstanding securities (not including in the securities beneficially owned by such Person, any securities acquired directly from the Bank or its affiliates); or

                                (D)     the Board of Directors of the Bank
adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                        (ii) The Committee shall determine whether a Potential Change in Control or an Abandonment Date has occurred. If the Committee makes such a determination, then the Committee shall promptly notify the Company, the Bank and the Trustee of such determination.

        In particular, and without limiting the generality of the foregoing, the parties to this Trust Agreement acknowledge that, as of the date hereof, a Potential Change in Control has occurred in respect of the exchange offer by North Fork Bancorporation, Inc. for common shares of the Company.

                        (iii) As used in this Section, the term "Abandonment Date" shall mean the date on which (A) an agreement described in Section
(d)(i)(A)
above is terminated (pursuant to its terms or otherwise) without having been consummated, (B) all parties described in Section (d)(i)(B) above publicly announce that they have unconditionally abandoned the transactions contemplated,
(C) the Board adopts a resolution rescinding its previous determination that a Potential Change in Control has occurred, or (D) a court or regulatory body having competent jurisdiction enjoins or issues a cease and desist or stop order with respect to or otherwise prevents the consummation of, or a regulatory body notifies the Bank or the Company that it will not approve, a transaction described in Section (d)(i)(A) or (B) above or the transactions contemplated thereby and such injunction, order or notice has become final and not subject to appeal.

                        (iv) Following the Abandonment Date of a Potential Change in Control, the provisions of this Trust Agreement in effect following a Potential Change in Control shall no longer apply, and the provisions of this Trust Agreement in effect prior to a Potential Change in Control shall again apply, unless and to the extent that, prior to the Abandonment Date of such Potential Change in Control, another Potential Change in Control, or an Irrevocable Election or Change in Control, has occurred with respect to which those provisions, as applicable, will continue to separately apply.

                                   ARTICLE XII

                              Claims of Creditors

        12.1 Insolvency of the Bank. As used in this Article XII, the Bank shall be deemed to be "Insolvent" if (i) the Bank is subject to a pending proceeding seeking a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or trustee or liquidator in any insolvency, liquidation, taking of possession, termination of deposit insurance, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Bank or of or relating to all or substantially all of its property, or for the winding up or liquidation of its affairs, under any federal or state law relating to bankruptcy or insolvency, or (ii) the Bank is unable to pay its debts as they become due. The Chief Executive Officer or Board of Directors of the Bank shall promptly notify the Trustee in the event that the Bank becomes Insolvent. If at any time the Trustee has determined that the Bank is Insolvent, the Trustee shall discontinue payments on behalf of Participants or their Beneficiaries from the Trust Fund assets and shall hold the Trust Fund assets for the benefit of the Bank's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of the Bank with respect to the Covered Arrangements or otherwise.

        12.2    Trustee's Responsibilities if the Bank May Be Insolvent.

                (a) If at any time the Bank or a person claiming to be a creditor of the Bank alleges in writing to the Trustee that the Bank has become Insolvent, the Trustee shall inquire of the Committee whether the Bank is insolvent and shall be bound by the determination of the Committee as to whether the Bank is insolvent; provided, however, that if the Committee fails to make any determination as to the insolvency of the Bank within 30 days following the inquiry of the Trustee, then the Trustee shall, within 30 days following such failure, independently determine whether the Bank is Insolvent and, pending the determination by the Committee or the Trustee, as the case may be, the Trustee shall suspend payments from the Trust Fund.

                (b) If the Bank notifies the Trustee or the Trustee determines that the Bank is Insolvent, the Trustee shall hold the assets of the Trust Fund for the benefit of the Bank's general creditors, and shall disburse assets from the Trust Fund to creditors of the Bank only pursuant to an order from a court of competent jurisdiction.

                (c) If the Trustee suspends payments from the Trust Fund pursuant to this Section 12.2, the Trustee shall resume such payments only after the Trustee has determined that the Bank is not Insolvent (or is no longer Insolvent, if the Trustee initially determined the Bank to be Insolvent).

        12.3 Trust Recovery of Payments to Creditors. In the event that an amount is paid from the Trust Fund to creditors of the Bank (other than as provided in Article V and Section 7.3), then as soon as practicable (or if the Bank is then Insolvent, as soon as the Bank is no longer Insolvent) but subject to the sole discretion of the

Bank or, following an Irrevocable Election or Change in Control, subject to the sole discretion of the Committee, and upon the Trustee's demand, the Bank shall deposit into the Trust Fund a sum equal to the amount paid by the Trust Fund to such creditors.

                                  ARTICLE XIII

                                 Miscellaneous

        13.1 Governing Law. This Trust Agreement and the Trust hereby created shall be governed, construed and regulated by the laws of the State of New York, without regard to the conflict of laws principles thereof. The parties to this Agreement agree and expressly consent that any action brought pursuant to or to enforce the terms of this Agreement may be brought in the courts of the State of New York sitting in New York, New York, or the United States District Court for the Southern District of New York. Each of the parties to this Agreement agrees and expressly consents to submit to the exclusive jurisdiction of the above-listed courts in any action alleging a breach of this Agreement or seeking to invalidate or limit the enforceability of this Agreement or of any provision thereof. Nothing in this provision, however, shall be construed to limit the Trustee's or the Committee's ability to serve process or commence any action against any of the parties hereto in any appropriate forum.

        13.2 Titles and Headings Not to Control. The titles to Articles and headings of Sections in this Trust Agreement are placed herein for convenience of reference only and in case of any conflict, the text of this Trust Agreement, rather than such titles or headings, shall control.

        13.3 Successors and Assigns . Except as provided herein, this Trust Agreement may not be assigned by any party without the prior written consent of the other parties, and any purported assignment without such prior written consent shall be null and void. This Trust Agreement shall be binding upon the successors and permitted assigns of each party hereto. In the case of any consolidation of the Bank with, or merger of the Bank with or into, any corporation or other entity, the corporation or other entity formed by such consolidation, or with or into which the Bank is merged, or any Person which acquires all or a majority of the assets of the Bank, shall expressly assume in writing, in form satisfactory to the Trustee, the duties and obligations of the Bank under this Trust Agreement; provided, however, that the duties and obligations of the Bank under this Trust Agreement shall be binding on any such successor notwithstanding its failure to expressly assume such duties and obligations in writing. The Bank shall not sell or convey all or a majority of its assets to any Person unless such Person has expressly assumed in writing, in form satisfactory to the Trustee, each of the duties and obligations of the Bank under this Trust Agreement.

        13.4 Change in Control. For purposes of this Trust Agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                        (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities; or

                        (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of the Company and the Bank: individuals who, on July 24, 1997, constitute the Boards of

Directors of the Company and the Bank and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Boards of Directors of the Company or the Bank or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 24, 1997 or whose appointment, election or nomination for election was previously so approved or recommended; or

                        (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected solely to implement a recapitalization of the Company or the Bank (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the Bank (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company's or the Bank's then outstanding securities; or

                        (iv) the stockholders of the Company or the Bank approve a plan of complete liquidation or dissolution of the Company or the Bank, respectively, or there is consummated a sale or disposition by the Company or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company's consolidated assets (provided that, for these purposes, a sale of all or substantially all of the voting securities of the Bank or a Parent of the Bank shall be deemed to constitute a sale of substantially all of the Company's consolidated assets), other than any such sale or disposition to an entity at least 65% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company immediately prior to such sale or disposition.

        As used in this Trust Agreement, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company; and "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include13.4.0.4.0.1. the Company or any of its subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation or entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

        For purposes of this Trust Agreement, the Committee shall determine whether a "Change in Control" has occurred and if such a determination is made, shall promptly notify the Company, the Bank and the Trustee in writing of such determination.

        13.5    Irrevocable Election.

                (a) The Committee, acting by majority or if only one Committee member exists then by such member, or the Director Committee (as defined in Section 8.2(b)), acting by majority or if only one Director Committee member exists then by such member, may at any time make an Irrevocable Election pursuant to this Section 13.5 by notifying the Trustee in writing in substantially the form attached hereto as Exhibit A. Without limiting the ability of the Committee or the Director Committee to make an Irrevocable Election at any time and in its sole and absolute discretion, an Irrevocable Election may (but need not) be made by the Committee or the Director

Committee at any time after a Potential Change in Control.

        13.6    The Committee.

                (a)     Prior to a Potential Change in Control (as defined in
Section 11.3(d)), an Irrevocable Election or a Change in Control (as defined in
Section 13.4), the Committee shall consist of those individuals holding the following offices in the Bank: (i) Chief Executive Officer; (ii) Chief Operating Officer; (iii) Chief Financial Officer; (iv) Treasurer; (v) General Counsel; and
(vi) Chief Human Resources Officer, it being understood that one individual may hold more than one such position. Any member of the Committee may resign upon 30 days' prior written notice to the Bank, the Trustee, and the other members of the Committee. Prior to an Irrevocable Election, a Change in Control or a Potential Change in Control, each member of the Committee may be removed by the Chief Executive Officer of the Bank, and, in the event of a vacancy on the Committee, if no individual then holds the officer position so vacated the Chief Executive Officer of the Bank shall appoint a successor. The Bank and the Committee shall inform the Trustee of the membership of the Committee and any changes therein, and the Trustee shall, upon the request of any Participant, provide the Participant with a list of Committee members.

                (b) Subsequent to a Potential Change in Control, those members of the Committee who were members of the Committee immediately preceding the Potential Change in Control shall continue as members of the Committee whether or not such individuals continue to hold the officer positions described in

Section 13.6(a), and the number of members of the Committee shall, unless otherwise reduced as provided below, be equal to the number of members of such Committee continuing as such immediately after such Potential Change in Control; provided, however, that except as otherwise provided below, the membership of each such individual on the Committee shall cease if such individual is no longer employed by the Dime (or a successor or any parent or subsidiary of any of such entities). In the event of a vacancy on the Committee subsequent to a Potential Change in Control, a successor to the vacancy on the Committee shall be appointed by action (evidenced by written approval) of a majority of the remaining members of the Committee. No individual shall be eligible to be named to fill a vacancy on the Committee, however, unless such individual is, at the time of such appointment, (x) an employee of the Company or the Bank (or a successor or any parent or subsidiary of any of such entities) and (y) a Participant, and such individual may continue as a member on the Committee during the period such individual is both an employee of the Company or the Bank (or a successor or any parent or subsidiary of any of such entities) and a Participant. If at any time after a Potential Change in Control but prior to a Change in Control or an Irrevocable Election (in either of which event paragraph
(c) of this Section 13.6 shall control and be immediately effective) no member of the Committee, as constituted at such time, would remain a member of the Committee because all such members have ceased to be employed by either the Company or the Bank (or a successor or any parent or subsidiary of any of such entities), then during the 90-day period following the date the last such member ceases to be so employed, the membership of the Committee shall be made up of the most recent members of the Committee in number equal to the number provided for in the first sentence of this Subsection 13.6(b). During such 90-day period, (i) those reconstituted Committee members may, by vote or written consent of a majority thereof, elect one or more new members of the Committee who satisfy the requirements set forth in (x) and (y) above (in which event such new members shall from and after their election constitute the Committee for all purposes of this Trust Agreement, subject to the other provisions of this Subsection 13.6(b), and the reconstituted Committee members shall cease to serve as Committee members), or
(ii) if the Committee or the Director Committee shall make an Irrevocable Election prior to the election of one or more new Committee members, then the reconstituted Committee members shall constitute the Committee and the provisions of Section 13.6(c) shall control. If neither of the actions set forth in the preceding sentence are taken, then, on and after the end of such 90-day period, the Trustee shall appoint successor members of the Committee who satisfy the requirements set forth in (x) and (y) above.

                (c) Following an Irrevocable Election or a Change in Control (and irrespective of whether a Potential Change in Control has previously taken place), the Committee shall consist of those individuals who were members of the Committee immediately prior to the Irrevocable Election or Change in Control, and the number of Committee members shall continue at the same level as applied before such Irrevocable Election or Change in Control. Further, subsequent to an Irrevocable Election or a Change in Control, no member of the Committee may be removed unless removed by the action of at least two-thirds of the remaining members of the Committee (but in no event shall such action be taken by less than two members of the Committee). Following an Irrevocable Election or a Change in Control, after the death, resignation or removal of a member of the Committee, a successor to a vacancy on the Committee shall be appointed by a majority of the remaining members of the Committee. However, if following an Irrevocable Election or a Change in Control all membership positions on the Committee are vacant, the Trustee shall appoint successor members of the Committee, each of whom satisfies the condition that, at the time of such appointment, he or she be a Participant.

                (d) Any action by the Committee, unless and to the extent validly delegated pursuant to Section 8.2(c) hereunder, shall require the written approval of the majority of the members of the Committee or if the Committee then consists of only one member, by such member. A Committee member or delegatee shall not be liable hereunder for any act taken or omitted to be taken in good faith, except for such person's own gross negligence or willful misconduct.

                (e) All of the provisions set forth herein with respect to a member of the Committee shall relate to each successor with the same force and effect as if such successor had been originally named as a member of the Committee.

                (f) In the case of any ambiguity under this Trust, the Trustee may seek the direction of, or a determination by, as applicable, the Committee.

        13.7    Notices.

                (a) Communications to the Trustee shall be sent in writing to the Trustee's office at 140 Broadway, New York, New York 10005, Attention:
James Esposito, Vice President, or to such other address as the Trustee may specify. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee and unless it is in writing and signed by an authorized person.

                (b) Communications to the Bank shall be sent in writing to the Bank at 589 Fifth Avenue, New York, New York 10017, Attention: Chief Human Resources Officer, or to such other address as the Bank may specify. No communication shall be binding upon the Bank until it is received by the Bank.

                (c) Communications to the Committee shall be sent in writing to each of the Committee members as follows:

                        Committee Under the Benefit Protection Trust Agreement Dime Bancorp, Inc.
                        589 Fifth Avenue
                        New York, New York 10017
                        Attn:   name of Committee member

            with a copy to:

                        Patterson, Belknap, Webb & Tyler LLP
                        1133 Avenue of the Americas
                        New York, New York  10036
                        Attn:       Douglas E. Barzelay, Esq. and
                                    David M. Glaser, Esq.
                        Telecopier: (212) 336-2222

or to such other address as the respective Committee member may specify. No communication shall be binding upon the Committee until it is received by at least two of the Committee members or, if the Committee shall then consist of only one member, by such member.

                (d) Communication to the Director Committee shall be sent in writing to each of the Committee members as follows:

                      Committee Under the Directors Umbrella Trust Agreement Dime Bancorp, Inc./The Dime Savings Bank of New York, FSB 589 Fifth Avenue
                      New York, New York  10017
                      Attn:    name of Director Committee member

            with a copy to:

                      Patterson, Belknap, Webb & Tyler LLP
                      1133 Avenue of the Americas
                      New York, New York  10036
                      Attn:       Douglas E. Barzelay, Esq. and
                                  David M. Glaser, Esq.
                      Telecopier: (212) 336-2222

or to such other address as the respective Director Committee member may specify. No communication shall be binding upon the Director Committee until it is received by at least two of the Director Committee members or, if the Director Committee shall then consist of only one member, by such member.

        13.8    Obligations of the Dime

                Wherever this Trust requires that an obligation be performed by the Dime, then the Company and the Bank shall be jointly and severally liable for the performance of such obligation. If the Bank is deemed, pursuant to its Governing Documents or applicable law (including, without limitation, pursuant to the decision or order of a court of competent jurisdiction or a regulatory authority having supervisory authority over the Bank) not to have the powers or authority necessary to fully perform its obligations under this Trust Agreement, (i) the Company hereby agrees that it shall immediately assume all of the rights and obligations of the Bank hereunder, (ii) this Trust Agreement shall be deemed amended so that every appearance of the word "Bank" hereunder shall henceforth refer to the Company unless the context of such word requires otherwise and (iii) the Trust Fund shall at all times thereafter be subject to the claims of general creditors of the Company, as provided in Article XII hereof.

        13.9    Invalidity of Particular Sections.

                Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof which shall continue in full force and effect.

        13.10 Counterparts. This Trust Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original of this Trust Agreement, and all such counterparts together constituting the same agreement.

        IN WITNESS WHEREOF, THE DIME SAVINGS BANK OF NEW YORK, FSB, HSBC BANK USA, as Trustee, and DIME BANCORP, INC. have caused this Trust Agreement to be executed by their duly authorized officers and their respective seals to be hereunto affixed as of the day and year first above written.

                                        THE DIME SAVINGS BANK OF NEW YORK, FSB


                                        By:
                                            -----------------------------------
                                             Name:

                                            -----------------------------------
                                             Title:
SEAL
Attest:

--------------------------


                                        HSBC BANK USA, as Trustee


                                        By:
                                            -----------------------------------
                                             Name:

                                            -----------------------------------
                                             Title:
SEAL
Attest:


--------------------------

                                FOR THE PURPOSE OF CONSENTING TO THE JOINT AND SEVERAL LIABILITIES EXPRESSLY IMPOSED HEREUNDER AND THE PROVISIONS OF SECTION 13.8 HEREOF:



                                        DIME BANCORP, INC.



                                        By:
                                            -----------------------------------
                                             Name:

                                            -----------------------------------
                                             Title:
SEAL
Attest:


--------------------------

                                   SCHEDULE I

                          LIST OF AUTHORIZED OFFICERS

           INDIVIDUALS HAVING AUTHORITY TO ACT ON BEHALF OF THE BANK


Benefits Committee Members                     Treasury Division
--------------------------                     -----------------
Lawrence J. Toal                               Alberto Diaz
D. James Daras
Arthur C. Bennett
Anthony Burriesci
James E. Kelly

Human Resources Department                     Law Department
--------------------------                     --------------
Norman J. Stafford                             Paul Marcotrigiano
David K. McDowell                              Jacquelyn Hart
Michael J. Connolly
Janet D. Krasowski                             Office of the Corporate Secretary
Denise Halleran                                ---------------------------------
                                               Gene C. Brooks


                         INDIVIDUALS HAVING AUTHORITY TO
                          ACT ON BEHALF OF THE COMPANY

Benefits Committee Members                     Treasury Division
--------------------------                     -----------------
Lawrence J. Toal                               Alberto Diaz
D. James Daras
Arthur C. Bennett
Anthony Burriesci
James E. Kelly

Human Resources Department                     Law Department
--------------------------                     --------------
Norman J. Stafford                             Paul Marcotrigiano
David K. McDowell                              Jacquelyn Hart
Michael J. Connolly
Janet D. Krasowski                             Office of the Corporate Secretary
Denise Halleran                                ---------------------------------
                                               Gene C. Brooks

                                   SCHEDULE II

                               LIST OF ATTORNEYS


Patterson, Belknap, Webb & Tyler LLP

The Goldstein Law Firm

                                  SCHEDULE III

                      LIST OF FEES AND EXPENSES OF TRUSTEE



A.      Administration and Accounting

        For the administration, including custody and monthly basic accounting services, the fee will be computed at the following annual rates applied to the market value of the Trust Fund assets.

                        .15 of 1% on the first $10 million
                        .08 of 1% on the next $20 million
                        .05 of 1% on the balance

        Minimum annual fee - $10,000
        Multiple Accounts Fee - $1,500 each additional account

        Market values of multiple accounts are combined for fee purposes. Fees for a period of less than one year shall be pro-rated.

        In the event that any of the following occur: (a) a Change in Control,
        (b) the filing of an Irrevocable Election, or (c) the Bank or the Company is determined to be Insolvent, the above annual rates and minimum annual fees will increase by 100%; provided, however, that in the event such increase in fees is on account of the Insolvency of the Bank (but not on account of either of the reasons set forth in (a) or (b) above), such increase in annual rates and minimum annual fees shall only relate to the fees regarding the Company Trust Assets. Notwithstanding the foregoing, in no event (without an appropriate modification of this Schedule II) will the above annual rates and minimum annual fees increase by more than 100%.

B.      Wire Transfers and Transaction Processing

        For securities transactions, including purchases and sales of equities, fixed income securities, short term instruments, pay downs on pooled mortgages, external mutual funds (except for pooled cash equivalent investment purchases and sales) and wire transfers:

                       $20.00 per transaction

        For other securities transactions, including purchases and sales of options, futures and international transfers of funds:

                       $40.00 per transaction

C.      Disbursements

        For check processing:

        $10.00      Per check
        $20.00      Per check rush-issued (24-hour turnaround)

D.      Other Administrative Services

        For administrative services not covered by the preceding provisions that are relative to carrying out trustee responsibilities beyond routine custodial and accounting duties, the Trustee shall maintain time logs indicating the time spent by its employees and agents on the discharge of its duties as Trustee. Each hour shall be charged at the Trustee's hourly rates then in effect under this Agreement or subsequent amendment. The hourly rates as of the effective date of the Benefit Protection Trust are:

                        Department Managers                 $150.00
                        Vice President                      $125.00
                        All Other Officers                  $100.00
                        Other Staff                         $ 50.00

        Time spent by the Operations Department of the Trustee on the handling of assets, generation of accounting reports and other standard operations are not subject to an hourly charge.

E.      Participant Recordkeeping Services, if requested or required

               Set-Up and Conversion Per Plan

                        $250 (One-Time Fee)

               On-Going Processing Per Plan - Participant Accounting:

                        Administrative Fee:                 $1,000 per valuation
                        Participant Fee:                    $     25 per year

                Out-of-Pocket Expenses

                Cost of custom processing, custom statement paper, "reruns" due to customer error to be billed at cost.

F.      Extraordinary Services

        Billed as mutually agreed upon.

                                                                       EXHIBIT A


HSBC Bank USA
insert Trustee address then
in effect, per Section 13.7


Attention:
            ----------------

                Re: Benefit Protection Trust Agreement dated as ____________, 2000, between the Dime Savings Bank of New York, FSB, Dime Bancorp, Inc. and HSBC Bank USA, as Trustee.

Gentlemen:

        You are hereby notified that the [Committee (as defined in Section 13.6 of the Trust Agreement referred to above)] [Director Committee (as defined in
Section 8.2(b))] is making an Irrevocable Election pursuant to Section 13.5 of such Trust Agreement. You are hereby directed to take all actions and undertake such responsibilities as are provided for under the Trust Agreement in the event of an Irrevocable Election.


                                                Sincerely yours(1)





----------------

(1)     To be signed by a majority of the Committee appointed pursuant to
        Section 13.6, or, if the Committee then consists of only one member, then by such member.